EXHIBIT 99.1

Contacts:

Michael Dale, President/CEO Investors:
763-553-7736 Jennifer Beugelmans, 646-201-5447
Michael Kramer, Senior Director of Finance Doug Sherk, 415-896-6820

763-557-2222 Steve DiMattia, 646-201-5445 (Media)

ATS Medical Announces Vice President of Marketing

MINNEAPOLIS, May 31, 2007/PRNewswire-FirstCall/ — Michael D. Dale, President and CEO of ATS Medical, Inc. (NASDAQ: ATSI – News) today announced the appointment of Mr. Jeremy J. Curtis to the position of Vice President, Worldwide Marketing.

Mr. Curtis comes to ATS Medical with a broad portfolio of global marketing experience most recently gained with GE Healthcare where he served as General Manager, Diagnostic Cardiology Marketing. He brings with him an impressive global marketing background, with multiple international assignments including China, Western Europe, Latin America. He has a proven track record of successfully developing and implementing strategic marketing plans and programs across the globe. His career is highlighted by rapidly increasing levels of marketing and cross-functional responsibility in diverse and highly sophisticated corporate environments.

“ATS Medical has compiled an exciting product portfolio that offers broader diversification and much greater growth potential. With multiple pieces in place, it is more challenging, and even more crucial that we successfully carry our message to a worldwide customer base while providing them with best in class marketing services and support,” said Mr. Dale. “Jeremy brings with him a unique portfolio of global marketing and management skills that will help us take another step towards becoming a more highly efficient, effective and forward thinking organization. We are excited to have Jeremy on board and look forward to his many contributions to the continuing growth story at ATS Medical.”

Mr. Curtis shared, “ATS Medical is an exciting company with a compelling yet simple vision. Furthermore, the collective current and future product platforms will play a key role in the evolution of cardiac surgery. I’m thrilled to be a part of a company that is well positioned to serve this market and its customers better than anyone in the industry.”

About ATS Medical

ATS Medical, Inc. provides innovative products and services focused on cardiac surgery. The company, global in scope, has been headquartered in Minneapolis, Minnesota. More than 135,000 ATS Open Pivot® Heart Valves, which utilize a unique pivot design resulting in exceptional performance and low risk profile, have been implanted in patients worldwide. The ATS 3F® brand encompasses multiple tissue heart valve product offerings at varying steps from market introductions to clinical trials to development projects that incorporate less invasive valve replacement technology. ATS Medical’s focus on serving the cardiac surgery community is further strengthened by offerings that include ATS Simulus™ annuloplasty products for heart valve repair, SurgiFrost® and FrostByte™ products for surgical cryoablation of cardiac arrhythmias, RTI-Cardiovascular for allograft tissue services, and the development of PARSUS blood filtration technology. The ATS Medical web site is http://www.atsmedical.com.

Safe Harbor

This Press Release contains forward-looking statements that may include statements regarding intent, belief or current expectations of the Company and its management. Actual results could differ materially from those projected in the forward looking statements as a result of a number of important factors, including the results of clinical trials, the timing of regulatory approvals, the integration of 3F Therapeutics, regulatory actions, competition, pricing pressures, supplier actions and management of growth. For a discussion of these and other risks and uncertainties that could affect the Company’s activities and results, please refer to the Company’s filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2006.

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